Exhibit (d)(45)

AMENDMENT TO THE INVESTMENT MANAGEMENT AGREEMENT
FOR THE TIAA-CREF LIFESTYLE FUNDS

          AMENDMENT, dated December 6, 2011, to the Investment Management Agreement dated February 1, 2006 (the “Agreement”), as amended, by and between TIAA-CREF Funds (the “Trust”) and Teachers Advisors, Inc. (“Advisors”).

          WHEREAS, the Trust has established five additional series, the Lifestyle Income Fund, Lifestyle Conservative Fund, Lifestyle Moderate Fund, Lifestyle Growth Fund and Lifestyle Aggressive Growth Fund (the “Funds”), for which Trust would like Advisors to serve as investment manager pursuant to the terms of the Agreement between the Trust and Advisors, whereby Advisors provides investment management services to series of the Trust for a fee;

          NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the Trust and Advisors hereby agree to amend the Agreement as follows:

1.	The following Funds shall be subject to the terms and provisions of the Agreement:

Lifestyle Income Fund, Lifestyle Conservative Fund, Lifestyle Moderate Fund, Lifestyle Growth Fund and Lifestyle Aggressive Growth Fund

2.	The following shall be added to Appendix A of the Agreement:

Lifestyle Income Fund

Fee Rate (average daily net assets)

0.10%

Lifestyle Conservative Fund

Fee Rate (average daily net assets)

0.10%

Lifestyle Moderate Fund

Fee Rate (average daily net assets)

0.10%

Lifestyle Growth Fund

Fee Rate (average daily net assets)

0.10%

Lifestyle Aggressive Growth Fund

(Bill Fee Rate (average daily net assets)

0.10%

IN WITNESS WHEREOF, the Trust and Advisors have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers on the day and year first written above.

TIAA-CREF FUNDS

/s/ Phillip Goff

By: Phillip Goff
Title: Senior Vice President, Funds Treasurer

TEACHERS ADVISORS, INC.

/s/ Carol Deckbar

By: Carol Deckbar
Title: Senior Managing Director, COO, Asset Management